Exhibit 99.1

For Immediate Release

UNIVERSITY GENERAL HEALTH SYSTEM TO ENTER DALLAS

MARKET WITH ACQUISITION OF ACUTE CARE HOSPITAL

SOUTH HAMPTON COMMUNITY HOSPITAL EXPECTED TO ADD $40 MILLION TO

COMPANY’S REVENUE AND $15 MILLION TO ADJUSTED EBITDA IN 2013

HOUSTON, Texas (December 4, 2012) – University General Health System, Inc. (OTCQB: UGHS), a diversified, integrated multi-specialty health care delivery system, today announced that it has executed an agreement to purchase South Hampton Community Hospital in Dallas, Texas, effective December 31, 2012. The hospital is a 111-bed general acute care facility located less than 10 miles southwest of downtown Dallas. The hospital currently has the ability to provide patient services centered around the following areas of specialization:

•	Bariatric

•	Emergency Medicine

•	Intensive Care

•	Diagnostic Imaging

•	Laboratory Services

•	Orthopedic

•	Pain Management

•	Physical Therapy

•	Respiratory Therapy

•	Sleep Lab

•	Speech Therapy

•	Wound Care

The hospital has five operating rooms, plus an endoscopy lab, where the following surgical procedures are capable of being performed:

•	Bariatric Surgery

•	Colorectal Surgery

•	General Surgery

•	Minimally Invasive Surgery

•	Orthopedic Surgery

•	Podiatric Surgery

•	Urological Surgery

The hospital currently has 270 physicians on its medical staff roster and an affiliated 22,000 square-foot medical office building that is approximately 55% occupied. University General has agreed to acquire the facilities and operations for $30 million. Texas-based Houston National Bank is expected to finance $28.5 million of the purchase price. The transaction is expected to close on or before December 31, 2012.

“This expansion into Dallas and the South Hampton community represents an opportunity for University General Health System to further replicate the existing physician-centric, multi-specialty, integrated, diversified regional health care delivery system we have successfully established in the Houston metropolitan area,” stated Hassan Chahadeh, M.D., the Company’s Chairman and Chief Executive Officer. “We believe expansion into the Dallas market and the current leadership at South Hampton Community Hospital will be highly complementary to our long-term strategic growth plan. We expect the South Hampton Hospital to contribute at least $40 million to the Company’s revenue and $15 million to adjusted EBITDA in the year ending December 31, 2013.”

“South Hampton Community Hospital will be renamed and re-branded in early 2013 as University General Hospital – Dallas,” commented Donald Sapaugh, President of University General Health System, Inc. “We plan to fund at least one million dollars in capital investments and to supply working capital, as needed, to assure that the hospital can provide first-class concierge health care service in a five-star environment, which University General considers an important competitive advantage in the marketplace.”

About University General Health System, Inc.

University General Health System, Inc. (“University General”) is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today’s health care delivery environment. The Company currently operates one hospital, two ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, two sleep clinics, and a hyperbaric wound care center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol “UGHS”.

Use of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP. Adjusted EBITDA is a key measure of the Company’s operating performance that is used by management to focus on operating performance and management without mixing in items of income and expense that relate to the financing and capitalization of the business. The Company defines Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale of assets, depreciation and amortization (including non-cash impairment charges), amortization of deferred gain, and non-cash stock-based compensation expense (including derivative gain and loss).

The Company believes Adjusted EBITDA is useful to investors in evaluating its performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in day-to-day performance because the items excluded have little or no significance to day-to-day operations;

•

It provides an assessment of controllable expenses and affords management the ability to make decisions that are expected to facilitate meeting current financial goals and achieve optimal financial performance; and

It is an indication of whether adjustments to current spending decisions are necessary.

Forward Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

For additional information, please contact:

Donald Sapaugh, President

University General Health System, Inc.

(713) 375-7557

dsapaugh@ughs.net

R. Jerry Falkner, CFA

RJ Falkner & Company, Inc.

(800) 377-9893

info@rjfalkner.com

Craig Allison

Investor Relations

(914) 630-7429

callison@ughs.net